Exhibit 99.1

For Immediate Release: August 30, 2010

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

GC Net Lease REIT Acquires 320,800sf Kansas Industrial Headquarters

LOS ANGELES, CA – Griffin Capital Corporation announced today the acquisition of the Hopkins Manufacturing Corporation property by The GC Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust sponsored by Griffin Capital Corporation. The REIT is focused on acquiring “mission critical”, single-tenant, office and industrial properties net-leased to creditworthy corporate tenants.

Located in Emporia, Kansas, approximately 100 miles southwest of Kansas City, the property is home to Hopkins’ national headquarters office, domestic production plant and principal distribution facility. Continuously occupied by Hopkins since 1954, the property has been renovated and expanded on multiple occasions to facilitate Hopkins’ expanding business and product lines. The property totals approximately 320,800 square feet of net rentable area situated on a 16.6 acre site that can accommodate an additional 107,000 square foot expansion.

Hopkins Manufacturing is a leading manufacturer and distributor of specialized towing products and functional accessories for the automotive and recreational vehicle aftermarkets including automotive winter care products, fluid handling, storage and amp organization and auto cleaning accessories. Hopkins markets its products through over 75,000 distribution channels and primarily through WalMart, Pep Boys, K-Mart and AutoZone. Notable brand names including Hoppy®, TAP®, LiteMate®, BrakeBuddy®, Spillmaster® and FloTool®.

“Given this property is Hopkins’ headquarters, key domestic manufacturing and principal distribution facility, it is critical to the tenant’s ongoing business operations,” stated Kevin Shields, President of the REIT and Griffin Capital. “The base lease term extends over 10 years and the bond-type, triple-net lease structure, coupled with the fixed rental rate increases, provides the REIT a dual measure of inflation protection,” Shields added.

“Our acquisition capitalization rate of 9.86% offers the REIT and its investors a very competitive risk-adjusted return and we acquired the property with favorably priced long term debt in place – debt that could not be replicated in the current market environment,” noted Michael Escalante, Griffin Capital’s Chief Investment Officer.

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes four office and industrial distribution properties totaling approximately 1.8 million rentable square feet. The REIT’s sponsor, Griffin Capital Corporation, is a privately-owned real estate investment and management company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.